Exhibit 10.1
ROCHESTER MEDICAL CORPORATION
2010 STOCK INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
     This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made this _____ day of _____, _____, by and between Rochester Medical Corporation, a Minnesota corporation (the “Company”) and _____, an individual resident of _____, _____ (“Employee”).
     1. Restricted Stock Award. The Company hereby grants to Employee a restricted stock award of _____ shares (the “Restricted Shares”) of Common Stock, without par value per share, of the Company according to the terms and conditions set forth herein and in the Rochester Medical Corporation 2010 Stock Incentive Plan (as adopted, amended and currently in effect, the “Plan”). Words and phrases not otherwise defined herein shall have the meanings ascribed to them, respectively, in the Plan. A copy of the Plan will be furnished upon request of Employee. With respect to the Restricted Shares, except as provided in this Agreement, Employee shall be entitled at all times on and after the date of issuance of the Restricted Shares to exercise the rights of a shareholder of Common Stock of the Company, including the right to vote the Restricted Shares and the right to receive dividends on the Restricted Shares.
     2. Vesting. Except as otherwise provided in this Agreement, the Restricted Shares shall vest in accordance with the following schedule:1

On each of
the following dates	Number of Restricted Shares Vested
__________, ____	[ ]
__________, ____	[ ]
__________, ____	[ ]
     3. Restrictions on Transfer. Until the Restricted Shares vest pursuant to Section 2 or Section 4 hereof, none of the Restricted Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Restricted Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Restricted Shares.
     4. Forfeiture; Early Vesting. If Employee ceases to be an employee of the Company or any Affiliate prior to vesting of the Restricted Shares pursuant to Section 2 or Section 6 hereof, all of Employee’s rights to all of the unvested Restricted Shares shall be immediately and

[1]	This vesting schedule presumes the award will vest over a period of service (a service condition), and is consistent with the Company’s standard practice. Vesting could also be based on performance conditions or market conditions.
[Employee - Restricted Stock]

irrevocably forfeited, except that (i) if Employee ceases to be an employee by reason of permanent and total disability prior to the vesting of Restricted Shares under Section 2 or Section 6 hereof, (ii) if Employee ceases to be an employee by reason of death prior to the vesting of Restricted Shares under Section 2 or Section 6 hereof, or (iii) if Employee ceases to be an employee by reason of termination by the Company without cause prior to the vesting of Restricted Shares under Section 2 or Section 6 hereof, all Restricted Shares granted hereunder shall vest as of such termination of employment. Upon forfeiture, Employee will no longer have any rights relating to the unvested Restricted Shares, including the right to vote the Restricted Shares and the right to receive dividends declared on the Restricted Shares.
     5. Distributions and Adjustments.
     (a) If any Restricted Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), Employee shall receive upon such vesting the number and type of securities or other consideration which Employee would have received if such Restricted Shares had vested prior to the event changing the number or character of the outstanding Common Stock.
     (b) Any additional Restricted Shares of Common Stock of the Company, any other securities of the Company and any other property (except for regular cash dividends or other cash distributions) distributed with respect to the Restricted Shares prior to the date or dates the Restricted Shares vest shall be subject to the same restrictions, terms and conditions as the Restricted Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.
     6. Acceleration of Vesting Upon Change In Control. Notwithstanding any other provision in this Agreement, the Restricted Shares shall be vested as to 100% of the Restricted Shares on the date of a “Change in Control.” A “Change in Control” shall mean any of the following: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other corporate reorganization are owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other corporate reorganization, (ii) a public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that any person or group has acquired beneficial ownership of more than 50% of the then outstanding shares of Common Stock and, for this purpose, the terms “person,” “group” and “beneficial ownership” shall have the meanings provided in Section 13(d) of the Exchange Act or related rules promulgated by the Securities and Exchange Commission; (iii) the Continuing Directors (as defined below) cease to constitute a majority of the Company’s Board of Directors; (iv) a sale of all or substantially all of the assets of the Company or the dissolution of the Company; (v) the commencement of or public announcement of an intention to make a tender or exchange offer for more than 50% of the then outstanding shares of the Common Stock; or (vi) the majority of Continuing Directors, in their sole and absolute discretion, determine that there has been a change in control of the Company.

“Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, who (A) was a member of the Board of Directors on the date of this Agreement or (B) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.
     7. Miscellaneous.
     (a) Issuance of Restricted Shares. The Company shall cause the Restricted Shares to be issued in the name of Employee, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Restricted Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan. The Restricted Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Restricted Shares. Employee hereby agrees to the retention by the Company of the Restricted Shares and, if a stock certificate is used, agrees to execute and deliver to the Company a blank stock power with respect to the Restricted Shares as a condition to the receipt of this award of Restricted Shares. After any Restricted Shares vest pursuant to Section 2 or Section 6 hereof, and following payment of the applicable withholding taxes pursuant to Section 7(b) of this Agreement, the Company shall promptly cause to be issued a certificate or certificates, registered in the name of Employee or in the name of Employee’s legal representatives, beneficiaries or heirs, as the case may be, evidencing such vested whole Restricted Shares (less any Restricted Shares withheld to pay withholding taxes) and shall cause such certificate or certificates to be delivered to Employee or Employee’s legal representatives, beneficiaries or heirs, as the case may be, free of the legend or the stop-transfer order referenced above. The value of any fractional Restricted Shares shall be paid in cash at the time certificates evidencing the Restricted Shares are delivered to Employee.
     (b) Income Tax Matters.
     (i) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Employee, are withheld or collected from Employee.
     (ii) In accordance with the terms of the Plan, and such rules as may be adopted under the Plan, Employee may elect to satisfy Employee’s federal and state income tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the Restricted Shares, by (i) delivering cash, check (bank check, certified check or personal check) or money order payable to the Company, (ii) having the Company withhold a portion of the Restricted Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock already owned by Employee having a Fair Market Value equal to the amount of such taxes. Any such shares already owned by Employee shall have been owned by Employee for no less than six months prior to the date delivered to the Company if such shares were acquired upon the exercise of an option or upon the vesting of restricted stock units or other restricted stock. Employee shall represent and warrant in writing that Employee is the owner of the shares so delivered, free and clear of all liens, encumbrances, security interests and restrictions. Employee’s election must be made on or before the date that the amount of tax to be withheld is determined.
     (c) Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.
     (d) No Right to Employment. The issuance of the Restricted Shares shall not be construed as giving Employee the right to be retained in the employ of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Employee from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan. By participating in the Plan, Employee shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
     (e) Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating to the Plan and this Agreement.
     (f) Severability. If any provision of the Plan or this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.
     (g) No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Employee or any other Person. To the extent that Employee acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
     (h) Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.
     (i) Securities Matters. The Company shall not be required to deliver Restricted Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any applicable stock exchange and the Minnesota Business Corporation Act) as may be determined by the Company to be applicable are satisfied.

     (j) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     (k) Consultation With Professional Tax and Investment Advisors. The holder of this Award acknowledges that the grant, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Restricted Shares acquired pursuant to the Award, may have tax consequences pursuant to the Code or under local, state or international tax laws. The holder further acknowledges that such holder is relying solely and exclusively on the holder’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the holder understands and agrees that any and all tax consequences resulting from the Award and its grant, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Restricted Shares acquired pursuant to the Plan, is solely and exclusively the responsibility of the holder without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse such holder for such taxes or other items.
     IN WITNESS WHEREOF, the Company and Employee have executed this Restricted Stock Award Agreement on the date set forth in the first paragraph.

ROCHESTER MEDICAL CORPORATION
By:
Name:
Title:

EMPLOYEE

Name:

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